OccuLogix Provides MIRA-1 Update

TORONTO, ON—February 3, 2006— OccuLogix, Inc. (NASDAQ: RHEO; TSX: RHE) has completed a preliminary analysis of the data from MIRA-1, its recently completed pivotal (phase III) clinical trial using its RHEO™ System to treat the dry form of age-related macular degeneration (“Dry AMD”).

MIRA-1 did not demonstrate a statistically significant difference in the mean change of Best Spectacle-Corrected Visual Acuity applying the Early Treatment Diabetic Retinopathy Scale ("ETDRS BCVA") between the treated and placebo groups at 12-months post-baseline. As expected, the treated group demonstrated a positive response. An anomalous response of the control group is the principal reason that the primary efficacy endpoint was not met.

There were subgroups that did demonstrate statistical significance in their mean change of ETDRS BCVA versus control. Further analysis of the study data is being undertaken.

There is a large patient population suffering from Dry AMD, with limited therapies available to treat this devastating disease. The Company is in the process of evaluating the implications of the MIRA-1 study data on its application to the U.S. Food and Drug Administration for approval to market its RHEO™ System in the United States. OccuLogix will provide further updates as they become available.

About OccuLogix, Inc.

OccuLogix is a health care company that brings innovative and evidenced-based medical therapies to market. OccuLogix's common shares trade on the NASDAQ National Market under the symbol 'RHEO' and on the Toronto Stock Exchange under the symbol 'RHE'. Visit us on the internet at www.occulogix.com (corporate) and www.rheo.com (healthcare professionals, patients and caregivers).

Forward-Looking Statements

This press release may contain forward-looking statements. These statements relate to future events and are subject to risks, uncertainties and assumptions about the company. These statements are only predictions based on our current expectations and projections about future events. You should not place undue reliance on these statements. Actual events or results may differ materially. Many factors may cause our actual results to differ materially from any forward-looking statement, including the factors detailed in our filings with the Securities and Exchange Commission and Canadian regulatory authorities, including our Registration Statement on Form S-1. We do not undertake to update any forward-looking statements.

FOR FURTHER INFORMATION PLEASE CONTACT:

OccuLogix, Inc.
Stephen Kilmer
VP, Corporate Affairs
(905) 602-0887 ext. 3904
stephen.kilmer@occulogix.com